Exhibit 10.1

December 12, 2016

Bernard G. Dvorak
c/o Liberty Global Inc.
1550 Wewatta Street, Suite 1000
Denver, CO 80220

Re:    Retirement and Consulting Arrangement
Dear Bernie,
After many years of outstanding service as an Executive Vice President and Co-Chief Financial Officer, we have agreed that your retirement date as an officer of Liberty Global plc and Liberty Global Inc. and affiliates (collectively LGI) will be on January 1, 2017. Below in this letter agreement (this Agreement) are our mutually agreed terms concerning your retirement date, transition, consulting and non-compete arrangements.

(1)	Cash Severance

In recognition of your service and in exchange for your agreement to the non-compete provisions provided below in section (6), LGI will provide a cash severance of $350,000 (the Cash Severance), subject to the terms of this Agreement. The Cash Severance will be paid to you on the payroll date next following the effective date of your resignation from all officer and director positions with LGI-January 1, 2017.

(2)	Consulting Arrangements

Beginning on January 1, 2017 and ending on October 31, 2017 (the Consulting Period), you agree to provide consulting services to LGI regarding financial reporting, accounting and other financial matters, which may arise from time to time. You will remain employed with LGI, without policy-making duties or authority, during the Consulting Period and will receive an aggregate salary of $150,000 during the Consulting Period payable bi-weekly on the normal payroll dates of LGI, subject to your continued employment during the Consulting Period (the Consulting Services Compensation).
As an employee during the Consulting Period, you will continue to be entitled to participate in LGI’s 401(k) plan and standard benefits package, including but not limited to medical, dental and vision, in accordance with the terms of the applicable plans. LGI may change, in its sole discretion, from time to time, the provisions of benefit plans or other corporate policies. Notwithstanding, you will be an employee-at-will and either LGI or you may terminate your employment during the Consulting Period at any time with or without cause. Confidentiality and other standard code of conduct obligations will continue to apply to you during the Consulting Period.

(3)	2016 Fiscal Year Bonus

Because you will have worked for the entire 2016 fiscal year, notwithstanding your resignation or retirement, you will continue to be eligible to receive for an annual cash performance award for the 2016 fiscal year.

(4)	Equity Awards

Your employment during the Consulting Period will be counted for purposes of vesting of your Earned Performance Share Units under your 2015 Performance Share Unit award, which is scheduled to vest in two equal installments on April 1, 2017 and October 1, 2017. Other equity incentive awards that you hold at the end of the Consulting Period shall be treated in accordance with the terms of the applicable award agreement as if your termination of employment is due to retirement at the end of the Consulting Period.
Despite your continued employment during the Consulting Period, it is expected that your services to LGI during the Consulting Period will be less than 20% of the services you have historically provided to LGI. Due to your reduced services, your resignation as an officer of LGI on January 1, 2017 will be considered a “separation from service” for purposes of any “deferred compensation” subject to the provisions of Section 409A of the U.S. Internal Revenue Code. As a result, any amounts of deferred compensation, such as balances under LGI’s Deferred Compensation Plan, that are payable upon a “separation from service” will become payable based on a separation from service date of January 1, 2017, subject to any six-month delay of payment requirements under Section 409A.

(5)	Waiver and Release

In exchange for the Cash Severance, the Consulting Services Compensation and benefits during the Consulting Period described above, you agree to sign a waiver and release of claims against LGI and its employees, officers, directors and affiliates in a form to be provided to you by LGI at the end of the Consulting Period.

(6)	Non-Compete

For due and valuable consideration, the receipt of which you acknowledge and including without limitation the Cash Severance, during the Consulting Period and until December 31, 2018, you agree that you will not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity:
(i)    solicit for employment, consulting or any other provision of services or hire any person who is a full-time or part-time employee of (or in the preceding six months was employed by) LGI or an individual performing, on average, twenty or more hours per week of personal services as an independent contractor to LGI. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any such person to terminate his or her employment or performance of services with or for LGI; or
(ii)    (x) solicit or encourage any person or entity who is or, within the prior six months, was a material customer, producer, advertiser, distributor or supplier of LGI during the period of your employment with LGI to discontinue such person’s or entity’s business relationship with LGI; or (y) discourage any prospective material customer, producer, advertiser, distributor or supplier of LGI from becoming a customer, producer, advertiser, distributor or supplier of LGI; provided that the restrictions of this clause (ii) shall apply only to customers, producers, advertisers, distributors or suppliers of LGI with which you had personal contact, or for whom you had some responsibility in the performance of your duties for LGI during the period of your employment with LGI; or
(iii)    hold any interest in (whether as owner, investor, shareholder, lender or otherwise) or perform any services for (whether as employee, consultant, advisor, director or otherwise), including the service of providing advice for, any entity that directly or through subsidiaries in which it has a controlling interest operates a cable, satellite or broadband communications system that is in direct competition with LGI in any country or other geographic market in which LGI has a market share in excess of 20% or owns a controlling interest in an entity that has a market share in excess of 20%.
Notwithstanding the foregoing restrictions, you may serve as a director of an entity that would otherwise violate item (iii) above provided that (1) you provide advance written notice to LGI’s General Counsel of the proposed directorship you would like to accept and (2) the Chief Executive Officer or General Counsel of Liberty Global plc may waive application of the restrictions in item (iii) above with respect to such directorship.
You may be provided equipment to utilize during your continued employment with LGI. As a condition of your continued employment, you agree that when your employment ends, you will return such equipment. Any charges for damage done to any equipment will be deducted from your final paycheck or any other amount owed to you by LGI. In the event any equipment is not returned, it will be given a fair market value, which will be deducted from your final paycheck or any other amount owed to you by LGI.
This Agreement will be governed and construed and enforced in accordance with the laws of the State of Colorado, without regard to its conflicts of law rules. Any dispute, controversy or claim, whether based on contract, tort or statute, between you and LGI arising out of or relating to or in connection with this Agreement, or in any amendment, modification hereof (including, without limitation, any dispute, controversy or claim as to the validity, interpretation, enforceability or breach of this Agreement or any amendment or modification hereof) will be resolved in the state or federal courts located in the State of Colorado. You and LGI acknowledge that venue in such courts is proper and that those courts possess personal jurisdiction over you and LGI, to which you and LGI consent.
If you are in agreement with the above terms, please indicate your acceptance by signing below and returning one fully executed copy to me no later than December 16, 2016.

LIBERTY GLOBAL INC.

By:    /s/ Bryan H. Hall
Bryan H. Hall
Executive Vice President,
General Counsel and
Secretary

ACCEPTED AND AGREED:

/s/ Bernard G. Dvorak
Bernard G. Dvorak

Date: December 12, 2016